[FOAMEX LOGO]                                                    Press Release
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                                           Contact:   Martha A. Buckley
                                                      Foamex International Inc.
                                                      (610) 859-2952

FOR IMMEDIATE RELEASE


                        FOAMEX APPOINTS THOMAS E. CHORMAN
                           AS CHIEF FINANCIAL OFFICER


         LINWOOD, PENNSYLVANIA, August 28, 2001 - Foamex International Inc. (Nasdaq: FMXI) announced today the appointment of Thomas E. Chorman as Executive Vice President and Chief Financial Officer. The announcement was made by President and Chief Executive Officer, John Televantos.

         Chorman joins Foamex from his position as Chief Financial Officer of Ansell Healthcare, Inc., where he successfully spearheaded significant profitability improvement and cash generation projects. Ansell is a wholly owned subsidiary of Pacific Dunlop, a global manufacturer of medical and industrial products. From 1997 to 2000, Chorman was Vice President, Finance and Chief Financial Officer of Armstrong's Worldwide Floor Product Operations, where he initiated and directed two major acquisitions. Chorman joined The Procter & Gamble Company in 1984 out of business school, and spent thirteen years with them in financial positions of increasing responsibility. In his most recent position as Global Finance Manager and CFO for Corporate New Ventures, he developed and managed the company's strategic new product development process. Other assignments at P&G included CFO for the Pringles and Snacks Division and Controller for P&G France. Chorman also served as the architect for redesigning P&G's North American supply chain.

         Chorman's innovative work in portfolio management for new products and supply chain management are now part of the curriculum at top graduate schools. He was recently awarded the International Franz Edelman Award for his work in operations research management science.

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         "Tom is an accomplished financial executive whose background includes international experience for both industrial and consumer products companies," Televantos noted. "He has considerable expertise in new business development, profitability improvement initiatives, cash generation programs, the supply chain process and acquisitions. I look forward to Tom's leadership as we execute our strategy of strengthening our balance sheet and growth through differential cost improvements and new business development enhanced by prudent acquisitions."

         Chorman holds an MBA from Rutgers Graduate School of Management and an undergraduate degree in Economics from City University of New York.

         Michael D. Carlini, who has been serving since June as Acting CFO, will continue with the company as Senior Vice President, Finance and Chief Accounting Officer.

         Foamex, headquartered in Linwood, Pennsylvania, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

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